Pep Boys Appoints Mike Odell as Interim CEO and Ray Arthur as CFO

Former President & CEO Jeff Rachor Resigns

PHILADELPHIA - April 23, 2008 - The Pep Boys - Manny, Moe & Jack (NYSE: PBY), the nation's leading automotive aftermarket retail and service chain, today named Mike Odell, Pep Boys' Chief Operating Officer, as interim Chief Executive Officer, effective immediately. The move was made after Jeff Rachor resigned to become a principal in an automotive dealership venture. Pep Boys also announced that Ray Arthur was named Executive Vice President - Chief Financial Officer, and is scheduled to begin on April 28, 2008.

Mike Odell, 45, joined Pep Boys in September 2007 as Executive Vice President and Chief Operating Officer after spending 13 years at Sears Holdings Corp. His last position at Sears was as Executive Vice President and General Manager of Sears Retail & Specialty Stores, a $26 billion business with 1,900 locations. Mike initially joined Sears' finance department in 1994 where he worked until moving over to its operations team in 1998. There, he served in various positions of increasing responsibility, including Vice President of Stores, Finance, and Operations of Sears Automotive Group.

"The entire Board is highly confident in Mike's ability to step seamlessly into the role of interim CEO," said Chairman of the Board Bill Leonard. "Mike was instrumental in helping to develop the Company's long-term strategic plan and the Board is pleased with the progress the Company has made in executing its initial steps. Mike's leadership in driving Pep Boys' strategic initiatives and our ongoing return to operational excellence makes him the obvious choice for this position. He is a serious candidate for the permanent chief executive position and the Company has no plans to conduct a search at this time. The Board would also like to thank Jeff for his service to Pep Boys and for his assistance during this executive transition."

Mike Odell said, "I am excited by the opportunity to lead Pep Boys' return to prominence. Along with 19,000 dedicated fellow associates, we are committed to achieving our goals of being the automotive aftermarket solutions provider of choice for the value-oriented consumer and growing revenue and profitability in each of our lines of business."

Jeff Rachor thanked the Board, and all of the associates for the privilege of working with them in developing and launching the Company's long-term strategic plan. "I know that Pep Boys is in extremely capable hands with Mike," Jeff Rachor said.

Ray Arthur, 49, joins Pep Boys after serving as Executive Vice President and Chief Financial Officer of Toys "R" Us Inc, from 2004 to 2006, where he oversaw its strategic review and restructuring of company-wide operations, as well as managing the leveraged buy-out of the company. During his seven-year tenure at Toys "R" Us, Ray also served as President and Chief Financial Officer of toyrus.com from 2000 to 2003, and as Corporate Controller of Toys "R" Us from 1999 to 2000, with responsibility for all internal and external financial reporting. Prior to that, he worked in a variety of roles of increasing responsibility for General Signal, American Home Products, American Cyanamid and a number of accounting firms. A certified public accountant, Ray brings more than 25 years of accounting and finance expertise to Pep Boys. In his role as CFO, he succeeds Harry Yanowitz, who announced his planned departure in January to pursue other business interests.

"The Board also welcomes our new CFO, Ray Arthur, to Pep Boys' senior leadership team and looks forward to benefiting from his strong financial, operational and information technology expertise, and big-box retail experience," Bill Leonard added.

About Pep Boys

Pep Boys has over 560 stores and approximately 6,000 service bays in 35 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The word "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Contact Information

Pep Boys, Philadelphia

Investor Contact: Gerry Costa, 215-430-9720, gerry_costa@pepboys.com

Media Contact: Alex Spooner, 215-430-9588, alexandra_spooner@pepboys.com